As filed with the Securities and Exchange Commission on November 30, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

Chavant Capital Acquisition Corp.*

(Exact name of registrant as specified in its charter)

Cayman Islands*	6770	98-1591717
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

445 Park Avenue, 9th Floor

New York, NY 10022

Telephone: (212) 745-1086

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dr. Jiong Ma

Chief Executive Officer

Chavant Capital Acquisition Corp.

445 Park Avenue, 9th Floor

New York, NY 10022

Telephone: (212) 745-1086

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
John C. Ericson, Esq. Benjamin P. Schaye, Esq. Mark Brod, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Telephone: (212) 455-2000	Raymond Lee, Esq. Laurie L. Green, Esq. Greenberg Traurig, LLP 18565 Jamboree Road Suite 500 Irvine, CA 92612 Telephone: (949) 732-6510

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and on completion of the business combination described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ Registration No. 333-271197

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

This registration statement will become effective automatically upon filing with the Commission pursuant to Rule 462(b) under the Securities Act.

*	Immediately prior to the consummation of the Merger described in the Initial Registration Statement (as defined herein), Chavant Capital Acquisition Corp. intends to effect a deregistration as an exempted company incorporated in the Cayman Islands and the transfer by way of continuation to the State of Delaware under the Cayman Islands Companies Act (As Revised) and a domestication as a corporation incorporated under the laws of the State of Delaware under Section 388 of the Delaware General Corporation Law, pursuant to which Chavant Capital Acquisition Corp.’s jurisdiction of registration will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by the continuing entity following the Domestication, which will be renamed “Mobix Labs, Inc.” in connection with the Merger, as further described in the proxy statement/prospectus. As used in this registration statement, the term “registrant” refers to Chavant Capital Acquisition Corp. (a Cayman Islands exempted company), prior to the Domestication, and to the Company (a Delaware corporation), following the Domestication. As used herein, “Company” refers to Chavant Capital Acquisition Corp. as a Delaware corporation by way of continuation following the Domestication, which in connection with the Merger, will change its corporate name to “Mobix Labs, Inc.”

Explanatory Note

Pursuant to the registration statement on Form S-4, as amended (File No. 333-271197), declared effective on November 13, 2023 (the “Initial Registration Statement”), Chavant Capital Acquisition Corp., a publicly traded special purpose acquisition company incorporated under the laws of the Cayman Islands (the “Company”), registered an aggregate of 27,005,275 shares of its Class A Common Stock, par value $0.00001 per share (“Class A Common Stock”) (including shares of Class A Common Stock that may be issued upon exercise of underlying warrants) and 6,000,000 warrants to purchase shares of Class A Common Stock, in connection with that certain Business Combination Agreement, dated as of November 15, 2022 (as amended, the “Business Combination Agreement”), by and among the Company, CLAY Merger Sub II, Inc., a Delaware corporation and a wholly-owned direct subsidiary of the Company (“Merger Sub”), and Mobix Labs, Inc., a Delaware corporation (“Mobix Labs”), as amended by Amendment No. 1 to the Business Combination Agreement, dated as of April 7, 2023, and by Amendment No. 2 to the Business Combination Agreement, dated as of November 26, 2023 (“Amendment No. 2”), providing for, among other things, and subject to the conditions therein, the combination of the Company and Mobix Labs pursuant to the proposed merger of Merger Sub with and into Mobix Labs, with Mobix Labs surviving as a wholly-owned direct subsidiary of the Company (the “Merger”). The Company is filing this registration statement on Form S-4 (the “462(b) Registration Statement”) with the Securities and Exchange Commission pursuant to General Instruction K of Form S-4 and Rule 462(b) under the Securities Act of 1933, as amended, for the sole purpose of registering an additional 5,401,055 shares of Class A Common Stock for issuance as additional merger consideration to holders of Mobix Labs Common Stock, in-the-money vested Mobix Labs Options, Mobix Labs Warrants and Mobix Labs Convertible Instruments as a result of the amendment to the Per Share Exchange Ratio contained in Amendment No. 2 to the Business Combination Agreement, due to the issuance of additional shares of Mobix Labs Common Stock, Mobix Labs Options, Mobix Labs Warrants or Mobix Labs Convertible Instruments after the effective date of the Initial Registration Statement, or as otherwise provided in the Business Combination Agreement. The Company has previously registered 27,005,275 shares of Class A Common Stock pursuant to the Initial Registration Statement. Capitalized terms used but not defined in this paragraph have the meanings set forth in the Initial Registration Statement.

Incorporation of Documents by Reference

This 462(b) Registration Statement incorporates by reference the contents of the Initial Registration Statement, including all amendments, supplements and exhibits thereto and all information incorporated or deemed to be incorporated by reference therein. Additional opinions and consents required to be filed with this 462(b) Registration Statement are listed on the Exhibit Index attached to and filed with this 462(b) Registration Statement.

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Simpson Thacher & Bartlett LLP as to the validity of the securities being registered.

23.1	Consent of BDO USA, P.C., independent registered accounting firm for Chavant.

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for Mobix Labs, Inc.

23.3	Consent of Macias Gini & O’Connell LLP, independent auditors for EMI Solutions, Inc.

23.4	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1).

23.5*	Consent of Maples and Calder (Cayman) LLP.

24.1*	Power of Attorney.

107	Calculation of Filing Fee Table.

*       Previously filed with the Registration Statement on Form S-4 (File No. 333-271197).

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on November 30, 2023.

CHAVANT CAPITAL ACQUISITION CORP.

By:	/s/ Jiong Ma
	Name:	Jiong Ma
	Title:	Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on November 30, 2023.

Name	Title

/s/ Jiong Ma	Chief Executive Officer, President and Director (Principal Executive Officer) Chief Financial Officer (Principal Financial and Accounting Officer) Chairman of the Board of Directors
Name: Jiong Ma

/s/ Michael Lee
Name: Michael Lee

*
Name: André-Jacques Auberton-Hervé

*
Name: Karen Kerr	Director

*
Name: Patrick J. Ennis	Director

*
Name: Bernhard Stapp	Director

* By:	/s/ Jiong Ma
Jiong Ma
Attorney-in-Fact